Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust (formerly RAIT Investment Trust) and subsidiaries for the periods ended March 31, 2007 and 2006; June 30, 2007 and 2006; and September 30, 2007 and 2006 as indicated in our reports dated May 3, 2007; August 7, 2007; and November 8, 2007, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 are incorporated by reference in this Registration Statement and Prospectus.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement and Prospectus prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 21, 2008